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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  --------------------------------------------


                                   FORM 8-A/A
                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                HEALTH NET, INC.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                    Delaware                             95-42288333
                   ----------                       ---------------------
    (State of incorporation or organization)            (IRS Employer
                                                    Identification Number)
              21650 Oxnard Street
           Woodland Hills, California                      91367
          ----------------------------                    -------
    (Address of principal executive offices)             (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                Name of Each Exchange on Which
        to be so Registered                Each Class is to be Registered
        -------------------                ------------------------------

    Rights to Purchase Series A             New York Stock Exchange, Inc.
       Junior Participating
          Preferred Stock

Securities to be registered pursuant to Section 12(g) of the Act:  None.



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Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         Reference is hereby made to the Registration Statement on Form 8-A dated June 27, 1996 and filed with the Securities and Exchange Commission (File No. 001-12718) on July 16, 1996 (the "Original Form 8-A") by Health Net, Inc., a Delaware corporation (f/k/a Foundation Health Systems, Inc. f/k/a Health Systems International, Inc.) (the "Registrant"), relating to the rights distributed to the stockholders of the Registrant (the "Rights") in connection with the Rights Agreement, dated as of July 1, 1996 (the "Original Rights Agreement"), between the Registrant and Harris Trust and Savings Bank, an Illinois banking corporation ("Harris Bank"), as Rights Agent. The Original Form 8-A is incorporated herein by reference.

         On October 1, 1996, the Registrant entered into an amendment to the Original Rights Agreement (the "First Amendment") with Harris Bank in connection with an Agreement and Plan of Merger (the "Merger Agreement") with Foundation Health Corporation ("FHC") and FH Acquisition Corp., a wholly owned subsidiary of the Registrant ("Merger Sub"), pursuant to which Merger Sub was merged with and into FHC. The First Amendment made certain changes to Sections 1(a), 1(b) and 30 of the Original Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Original Rights Agreement, as amended by the First Amendment (as so amended, the "Amended Rights Agreement") and to modify certain exceptions to the definitions of the terms "Acquiring Person" and "Adverse Person."

         On May 3, 2001, the Board of Directors of the Registrant approved and adopted an amendment of the Amended Rights Agreement in the form of the Second Amendment to Rights Agreement, dated as of May 3, 2001 (the "Second Amendment"), by and among the Registrant, Harris Bank and Computershare Investor Services, L.L.C., a Delaware limited liability company (the Amended Rights Agreement, as amended by the Second Amendment, being referred to hereinafter as the "Rights Agreement"). The Second Amendment provides for an exception to the definition of "Acquiring Person" under the Rights Agreement to permit a Passive Institutional Investor (as defined in the Rights Agreement) to be or become the beneficial owner of common stock of the Company representing less than 17.5% of the shares of Common Stock then outstanding without becoming an Acquiring Person, as long as the Passive Institutional Investor continues to meet the definition of such term as set forth in the Rights Agreement. Generally, a Passive Institutional Investor is defined as a person who or which, as of March 14, 2001, was



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the beneficial owner of shares of Common Stock representing 15% or more of the shares of Common Stock then outstanding and had a Schedule 13G on file with the Securities and Exchange Commission with respect to such beneficial ownership, so long as such person is an institutional investor that acquired the Common Stock in the ordinary course of its business, that is not required to (and does not) report its beneficial ownership on a Schedule 13D under the Exchange Act and that meets certain other criteria relating to such institutional investor's not having a purpose to control or influence the management or policies of the Company. The Second Amendment also makes certain other changes to clarify the definition of "Acquiring Person" under the Rights Agreement and removes from the definitions of the terms "Acquiring Person" and "Adverse Person" certain exceptions from such definitions that are no longer applicable. In addition, the Amendment provides that Computershare is substituted for Harris Bank as Rights Agent under the Rights Agreement.

           The Original Rights Agreement was filed as Exhibit 99.1 to the Original Form 8-A. The text of the First Amendment was originally included as
Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 9, 1996; in addition, the First Amendment is filed as Exhibit 2 to this Form 8-A/A. The Second Amendment is filed as Exhibit 3 to this Form 8-A/A. The foregoing summary description of the First Amendment and Second Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits which are incorporated herein by reference.

Item 2.  EXHIBITS.

1 Rights Agreement, dated as of June 1, 1996, between the Registrant and Harris Trust and Savings Bank (incorporated by reference to Exhibit
         99.1 to the registrant's Registration Statement on Form 8-A (File No. 001-12718)).

2 Amendment, dated as of October 1, 1996, to the Rights Agreement, by and between the Registrant and Harris Trust and Savings Bank.

3 Second Amendment to Rights Agreement, dated as of May 3, 2001, by and among the Registrant, Harris Trust and Savings Bank and Computershare Investor Services, L.L.C.



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                                  SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


May 9, 2001                       HEALTH NET, INC.



                                  By: /s/ Michael E. Jansen
                                     -----------------------
                                  Name:   Michael E. Jansen
                                  Title:  Vice President, Assistant General
                                          Counsel and Assistant Secretary



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                               EXHIBIT INDEX


EXHIBIT         DESCRIPTION
-------         -----------

   1 Rights Agreement, dated as of June 1, 1996, between the Registrant and Harris Trust and Savings Bank (incorporated by reference to Exhibit 99.1 to the registrant's Registration Statement on Form 8-A (File No. 001-12718)).

   2 Amendment, dated as of October 1, 1996, to the Rights Agreement, by and between the Registrant and Harris Trust and Savings Bank.

   3 Second Amendment to Rights Agreement, dated as of May 3, 2001, by and among the Registrant, Harris Trust and Savings Bank and Computershare Investor Services, L.L.C.